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Exhibit 21

AMENDED & RESTATED
LIST OF SUBSIDIARIES OF THE REGISTRANT

        As of March 28, 2003

Subsidiaries of Consolidated Container Company LLC:

  Consolidated Container Capital, Inc. (Delaware)

  Consolidated Container Company LP (Delaware)

  Plastic Containers LLC (Delaware)

  Reid Plastics Group LLC (Delaware)

Subsidiaries of Consolidated Container Capital, Inc:

  None

Subsidiaries of Consolidated Container Company LP:

  None

Subsidiaries of Plastic Containers LLC:

  Continental Caribbean Containers, Inc.

Subsidiaries of Reid Plastics Group LLC:

  Reid Mexico, S.A. de C.V. (Districto Federal de Mexico)

  Consolidated Plastics, S. de R.L. de C.V. (Cuautitlán Izcalli, State of Mexico)

  Reid Canada, Inc. (Ontario, Canada)

  Stewart/Walker Plastics, Ltd. (British Columbia, Canada)

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  Exhibit 21
AMENDED & RESTATED LIST OF SUBSIDIARIES OF THE REGISTRANT